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                                                                    EXHIBIT 99.1

MCLEAN, Va., and FORT LAUDERDALE, Fla., April 17/PRNewswire/--Primus Telecommunications Group, Incorporated (Nasdaq: PRTL) and TresCom International,
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Inc. (Nasdaq: TRES) jointly announced today that Primus has agreed to increase
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the consideration payable to TresCom shareholders in the pending merger between
Primus and TresCom in exchange for options granted by certain TresCom shareholders that would enable Primus to acquire more than 50% of the outstanding shares of TresCom common stock in defined circumstances even if the merger were not consummated. For so long as these options are exercisable, Primus also has an irrevocable proxy to vote the shares with respect to matters relating to the merger. Pursuant to the amended merger agreement, TresCom shareholders would be entitled to receive $12 per TresCom share payable in Primus common stock, instead of the prior $10 per TresCom share payable in Primus common stock which was subject to potential downward adjustment.

The options were granted to Primus by Warburg, Pincus Investors, L.P. and certain executive officers of TresCom to purchase all of their shares for $12 per share payable in Primus common stock, and are exercisable in the event that the merger agreement is terminated under defined circumstances. In the event Primus were to exercise the option granted by Warburg, Pincus Investors, L.P., Primus would also be required to offer to purchase all of the outstanding shares of TresCom common stock from TresCom's other shareholders at $12 per share payable in Primus common stock.

K. Paul Singh, Chairman, President and CEO of Primus, stated "Our number one priority is to complete our strategic merger with TresCom. We are enthusiastic about the revised agreement as it brings increased certainty to achieving that goal. By providing Primus entry into the Caribbean and Latin American markets we will have a presence in every major region of the world, making Primus the carrier with the broadest geographic coverage among our peer group. This acquisition will propel Primus to the number 1 spot in terms of total revenue among publicly held emerging global telecommunications carriers. We are well advanced in securing the necessary regulatory approvals for the transaction, and the enhanced certainty allows us to proceed with the execution of our strategy for expansion into Latin America."

"TresCom's customer base, network facilities and marketing programs complement Primus and we are eager to implement the combined strategies for the Latin American market," stated Wesley T. O'Brien, Chief Executive Officer and President of TresCom.

"Warburg, Pincus is delighted at the prospect of becoming a core shareholder of Primus and looks

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forward to a long-term relationship. Our actions evidence our belief in Primus'
management and its global strategy," commented Douglas Karp, Managing Director of E.M. Warburg, Pincus & Co., LLC.

Primus Telecommunications Group, Incorporated is a global telecommunications company providing domestic and international long-distance voice, data, private network and value-added services. Founded in 1994 and based in McLean, Va., Primus now serves 175,000 corporate, small- and medium-sized business, residential and wholesale customers located in North America, Europe and Asia-Pacific. News and information are available at the company's Website at http://www.primustel.com.
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TresCom is a facilities-based international telecommunications company with headquarters in Fort Lauderdale, Florida. The Company specializes in Caribbean and Latin American markets and offers a broad array of competitively priced services, including international and domestic long distance, travel and prepaid calling cards, and specialized international products and services. TresCom provides long-distance service to more than 230 countries and territories worldwide through its international network.

Certain statement contained in this press release which express "belief," "anticipation," "expectation" or "intention" and statements regarding the consummation of the proposed merger, insofar as they may apply prospectively and are not historical facts, are "forward-looking" statements within the meaning of
Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities and Exchange Act of 1934, as amended. Because such statements include risks and uncertainties, actual results may differ materially from those expressed or implied by such forward-looking statements.

SOURCE Primus Telecommunications Group, Incorporated

CONTACT: Neil L. Hazard of Primus Telecommunications Group, 703-902-2815; or Angie Spoto of TresCom, 954-713-1567; or General, Jeff Bogart; Investors, Jordan Darrow; or Media, Alicia-Nieva Woodgate, 212-661-8030, all of The Financial Relations Board Quote for referenced ticker symbols: TRES, PRTL
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(C)1998, PR Newswire